EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS SECOND QUARTER 2013 RESULTS

Diluted Earnings per Share from Continuing Operations Increase by 9 percent to $1.39,
On Record Second Quarter Sales of $1.58 Billion

Second Quarter Highlights

•	Sales increased 6 percent sequentially from the first quarter 2013

•	Record second quarter Electrical and Electronic Wire and Cable segment sales of $531 million

•	Generated $112 million in cash from operations year-to-date versus $59 million in the prior year period

GLENVIEW, IL, (Business Wire) July 23, 2013 - Anixter International Inc. (NYSE: AXE) today reported sales of $1.58 billion for the quarter ended June 28, 2013, a 0.2 percent increase compared to the year ago quarter. Organic sales growth, which excludes the impact of the following items, declined by 0.6 percent year-over-year:

•	$26.6 million from the second quarter 2012 acquisition of Jorvex

•	$8.8 million from the unfavorable effect of copper pricing

•	$5 million from the unfavorable effect of foreign exchange

Year-over-year reported sales growth would have been approximately 1 percent excluding the negative impact of the previously reported conclusion of a large security solutions contract in the fourth quarter of 2012.

Operating income of $85.8 million decreased by 4.6 percent from $89.9 million in the prior year period. The year-over-year decrease in operating income was caused by weaker copper pricing and fewer large industrial projects in the Electrical and Electronic Wire and Cable segment along with weaker manufacturing levels affecting OEM Supply volume offsetting the improvement in the Enterprise Cabling and Security Solutions segment. Sequentially, operating income improved in both the Enterprise Cabling and Security Solutions and the OEM Supply segments.

Operating margin of 5.4 percent was flat with the previous quarter and compares to 5.7 percent in the prior year period. Net income from continuing operations of $45.9 million improved by 4.2 percent compared to $44 million in the prior year quarter. Earnings from continuing operations of $1.39 per diluted share increased by 8.6 percent, from $1.28 in the year ago quarter.

“As we expected, growth in the first half of the year was muted by the global macroeconomic climate. Our people delivered very sound performance despite these challenging conditions,” commented Bob Eck, President and CEO. “We were encouraged by improving market conditions in our core ECS business, which led to strong sales and margin performance in that segment's North America region. We also experienced improving trends in Europe in all three of our segments. Our continued focus on margin and working capital efficiency while aligning our expense structure with the current environment positions us to deliver solid financial results in a business environment that we expect will be characterized by slow growth.”

Income Statement Detail

Gross margin of 22.5 percent compares to 22.7 percent in both the first quarter of 2013 and the year ago quarter. The decrease compared to the prior year reflects a lower gross margin in the Electrical and Electronic Wire and Cable and OEM Supply segments, partially offset by an increase in gross margin in our Enterprise Cabling and Security Solutions segment.

Excluding the incremental costs from the prior year acquisition of Jorvex and excluding the impact of foreign currency, operating expenses decreased 0.5 percent compared to an organic sales decrease of 0.6 percent. Interest expense of $11.3 million decreased by $3.5 million compared to the prior year quarter due to the redemption of the convertible notes in the first quarter of 2013. Foreign exchange and other expense of $4.0 million improved from $5.5 million in the prior year quarter primarily due to a lower foreign currency expense. The tax rate in the current quarter of 34.9 percent compares to 36.7 percent in the year ago quarter with the lower rate primarily due to the country mix of income.

Segment Update

Enterprise Cabling and Security Solutions (“ECS”) sales of $813.8 million compares to $820.5 million in the prior year period. The 0.8 percent decline was caused by on-going macroeconomic weakness in the European and emerging markets regions and the continuation of improving but slow growth trends in North America. Sequentially, global sales were 9.2 percent higher than the first quarter of 2013, reflecting improved performance versus the prior quarter in all regions. Reported sales year-over-year would have increased by 0.6 percent excluding the conclusion of a large Security Solutions contract. Security sales increased by 2.9 percent, and would have increased by 8.7 percent excluding the same concluded contract.

ECS operating income of $42 million compares to $39.6 million in the year ago quarter. The year-over-year increase reflects improved performance in the segment's North America and EMEA geographies. Operating margin for ECS of 5.2 percent compares to 4.8 percent in the year ago quarter. Sequentially, operating margin improved 50 basis points from the first quarter, driven by strong expense leverage.

Electrical and Electronic Wire and Cable (“W&C”) achieved record second quarter sales of $530.6 million, a 2.8 percent increase from the prior year period despite the negative impact of an 8 percent decline in copper pricing and a decrease in the number of large projects. Excluding the $26.6 million favorable impact from the acquisition of Jorvex, the $8.8 million unfavorable impact from a $0.29 decline in the average price of copper, and the $3.9 million unfavorable impact from foreign exchange, organic sales increased by 0.2 percent. The segment's EMEA and emerging markets achieved record second quarter sales. Sequentially, global sales were 2.5 percent higher than the first quarter of 2013.

Operating income of $38.1 million compares to $43.4 million in the year ago quarter. Operating margin of 7.2 percent compares to 8.4 percent in the year ago quarter and to 8 percent in the first quarter of 2013. The decline in margin was caused by weaker geographic and product mix combined with negative cost leverage due to lower copper pricing.

OEM Supply (“OEM”) sales of $235.1 million declined by 2.3 percent from the prior year quarter, reflecting a year-over-year decline in heavy truck production levels in North America. Sales increased in both the EMEA and emerging markets geographies primarily due to slightly improved production levels in certain customer verticals. On a sequential basis, sales increased 3.1 percent driven by a general increase in OEM manufacturing activity including heavy truck production levels in North America.

Operating income of $5.7 million compares to $6.9 million in the year ago quarter. Operating margin of 2.4 percent improved from 2.1 percent in the first quarter of 2013 and compares to 2.9 percent in the year ago quarter.

Cash Flow and Leverage

In the quarter, the company generated $59 million of cash from operations bringing the year-to-date cash flow from operations to $112 million. This compares to $59 million of cash from operations in the first half of 2012.

“Our disciplined working capital and cash management processes give us the flexibility required to manage through an uncertain economic environment. With an expectation of continued positive cash flow for the fiscal year, we constantly evaluate the optimal use of our funds,” commented Ted Dosch, Executive Vice President and CFO. “Our financial position continues to be very strong and we remain committed to investing in our growth initiatives and returning excess capital to our shareholders, as we have done consistently over the past five years.”

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 45.1 percent compares to 50.3 percent at the end of 2012

•	Weighted average cost of borrowed capital of 4.9 percent compares to 6.2 percent in the year ago quarter

•	$403.5 million of availability under bank revolving lines of credit at quarter end

•	$235 million of outstanding borrowings under the $300 million accounts receivable securitization facility at quarter end

Business Outlook

“As we enter the third quarter we remain cautiously optimistic about the second half of 2013 and expect to deliver low single digit organic sales growth for the full year. While global markets are difficult to predict, we took aggressive measures in 2012 that position us to expand our leadership position within each of our segments, further leveraging our global supply chain platform to better serve our customers,” stated Eck. “We have seen progress in our organic growth initiatives, particularly security, industrial communication and control, in-building wireless and e-commerce, and we believe our investments in those areas will continue to yield benefits. With ongoing pressure on companies to reduce costs, our business model, which is based on helping our customers lower their supply chain costs and reduce execution risk, is of even greater value. We believe we are well positioned financially, operationally and strategically to capitalize on opportunities.”

Financial Results From Continuing Operations
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	Jun. 28	Jun. 29	Percent	Jun. 28	Jun. 29	Percent
	2013	2012	Change	2013	2012	Change
Net Sales	$1,579.5	$1,577.0	-%	$3,070.4	$3,099.7	-1%
Operating Income	$85.8	$89.9	-5%	$166.8	$176.6	-6%
Net Income	$45.9	$44.0	4%	$88.5	$99.6	-11%
Diluted Earnings Per Share	$1.39	$1.28	9%	$2.66	$2.90	-8%
Diluted Weighted Shares	33.0	34.3	-4%	33.2	34.3	-3%

Second Quarter Earnings Call Details

The company will host a conference call to discuss these results beginning at 9:30 a.m. central time today. The call will be available as a live audio webcast and can be accessed at the investor relations portion of Anixter's website at anixter.com/investor.

Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:	1 (888) 572-7025
International dial-in:	1 (719) 785-1765
Passcode:	295 2339

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Second Quarter 2013 Highlights and Operating Review” will be available on the company's investor relations website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) more than 450,000 products and approximately $1 billion in inventory 3) approximately 220 warehouses with 7 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this presentation other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at
anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share amounts)	June 28,	June 29,	June 28,	June 29,
	2013	2012	2013	2012

Net sales	$1,579.5	$1,577.0	$3,070.4	$3,099.7
Cost of goods sold	1,223.4	1,219.1	2,376.1	2,392.6
Gross profit	356.1	357.9	694.3	707.1
Operating expenses	270.3	268.0	527.5	530.5
Operating income	85.8	89.9	166.8	176.6
Interest expense	(11.3)	(14.8)	(24.9)	(26.9)
Other, net	(4.0)	(5.5)	(5.9)	(8.6)
Income from continuing operations before taxes	70.5	69.6	136.0	141.1
Income tax expense	24.6	25.6	47.5	41.5
Net income from continuing operations	45.9	44.0	88.5	99.6
Net income (loss) from discontinued operations	0.2	(0.1)	0.1	(0.4)
Net income	$46.1	$43.9	$88.6	$99.2

Net income per share:
Basic:
Continuing operations	$1.40	$1.32	$2.70	$2.98
Discontinued operations	$0.01	$(0.01)	$0.01	$(0.01)
Net income	$1.41	$1.31	$2.71	$2.97
Diluted:
Continuing operations	$1.39	$1.28	$2.66	$2.90
Discontinued operations	$0.01	$—	$0.01	$(0.01)
Net income	$1.40	$1.28	$2.67	$2.89

Weighted average shares outstanding:
Basic	32.8	33.5	32.7	33.4
Diluted	33.0	34.3	33.2	34.3

Reportable Segments
Net sales:
Enterprise Cabling and Security Solutions	$813.8	$820.5	$1,558.9	$1,599.3
Electrical and Electronic Wire and Cable	530.6	516.0	1,048.4	1,000.7
OEM Supply	235.1	240.5	463.1	499.7
	$1,579.5	$1,577.0	$3,070.4	$3,099.7
Operating income:
Enterprise Cabling and Security Solutions	$42.0	$39.6	$76.8	$77.8
Electrical and Electronic Wire and Cable	38.1	43.4	79.4	83.2
OEM Supply	5.7	6.9	10.6	15.6
	$85.8	$89.9	$166.8	$176.6

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

(In millions)	June 28,	December 28,
	2013	2012
	(Unaudited)
Assets

Cash and cash equivalents	$57.4	$89.4
Accounts receivable, net	1,237.4	1,225.5
Inventories	997.2	1,060.9
Deferred income taxes	32.6	40.7
Other current assets	31.3	33.6
Total current assets	2,355.9	2,450.1

Property and equipment, net	102.0	95.9
Goodwill	342.8	342.0
Other assets	167.9	201.6
Total assets	$2,968.6	$3,089.6

Liabilities and Stockholders' Equity

Accounts payable	$714.9	$716.9
Accrued expenses	218.3	249.5
Short-term debt	7.0	0.9
Total current liabilities	940.2	967.3

5.625% senior notes	350.0	350.0
Accounts receivable securitization facility	235.0	82.0
5.95% senior notes	200.0	200.0
10.0% senior notes	31.9	31.6
Revolving lines of credit and other	28.6	20.8
1.0% convertible senior notes	—	297.8
Other liabilities	145.8	170.2
Total liabilities	1,931.5	2,119.7

Stockholders' equity	1,037.1	969.9
	$2,968.6	$3,089.6

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(In millions)	June 28,	June 29,
	2013	2012

Operating activities
Net income	$88.6	$99.2

Adjustments to reconcile net income from operations to net
cash provided by operating activities:
Depreciation	11.1	11.1
Deferred income taxes	10.0	(6.8)
Stock-based compensation	6.8	8.1
Amortization of intangible assets	4.2	5.3
Accretion of debt discount	2.5	8.9
Amortization of deferred financing costs	1.4	1.4
Excess income tax benefit from employee stock plans	(1.2)	(3.1)
Changes in current assets and liabilities, net	(13.6)	(64.9)
Other, net	1.9	—
Net cash provided by operating activities	111.7	59.2

Investing activities
Capital expenditures, net	(17.9)	(18.6)
Acquisition of business, net of cash acquired	—	(56.2)
Net cash used in investing activities	(17.9)	(74.8)

Financing activities
Proceeds from borrowings	399.9	372.8
Repayment of borrowings	(232.8)	(509.4)
Retirement of Notes due 2013	(300.0)	—
Proceeds from stock options exercised	7.4	1.8
Excess income tax benefit from employee stock plans	1.2	3.1
Proceeds from the Issuance of Notes due 2019	—	350.0
Payment of special cash dividend	—	(150.6)
Deferred financing costs	—	(7.6)
Other	(1.5)	1.4
Net cash (used in) provided by financing activities	(125.8)	61.5

(Decrease) increase in cash and cash equivalents	(32.0)	45.9
Cash and cash equivalents at beginning of period	89.4	106.1
Cash and cash equivalents at end of period	$57.4	$152.0

Financial Measures That Supplement GAAP

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this report includes certain financial measures computed using non-GAAP components as defined by the Securities and Exchange Commission. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this report both on a GAAP basis and excluding acquisitions, foreign exchange effects and the impact of copper prices (“non-GAAP”). We believe that by reporting organic growth which excludes the impact of acquisitions, foreign exchange effects and the impact of copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures, as reported by us, may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s analysis of financial condition and results of operations included in this report. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

Second Quarter 2013 Sales Growth Trends (Unaudited)
		Adjustments for:
	Second Quarter 2013 (as reported)	Acquisition Impact	Foreign Exchange Impact	Copper Impact	Second Quarter 2013 (as adjusted)	Second Quarter 2012	Organic Growth
	(in millions)
Enterprise Cabling and Security Solutions
North America	$602.1	$—	$1.4	$—	$603.5	$601.4	0.3%
Europe	80.2	—	0.3	—	80.5	84.3	-4.5%
Emerging Markets	131.5	—	(1.2)	—	130.3	134.8	-3.2%
Enterprise Cabling and Security Solutions	$813.8	$—	$0.5	$—	$814.3	$820.5	-0.7%

Electrical and Electronic Wire and Cable
North America	$397.3	$—	$2.2	$8.1	$407.6	$411.2	-0.8%
Europe	76.3	—	2.0	0.7	79.0	76.2	3.9%
Emerging Markets	57.0	(26.6)	(0.3)	—	30.1	28.6	4.4%
Electrical and Electronic Wire and Cable	$530.6	$(26.6)	$3.9	$8.8	$516.7	$516.0	0.2%

OEM Supply
North America	$102.6	$—	$—	$—	$102.6	$109.3	-6.1%
Europe	113.9	—	1.9	—	115.8	113.3	2.1%
Emerging Markets	18.6	—	(1.3)	—	17.3	17.9	-3.0%
OEM Supply	$235.1	$—	$0.6	$—	$235.7	$240.5	-2.0%

Total Anixter International	$1,579.5	$(26.6)	$5.0	$8.8	$1,566.7	$1,577.0	-0.6%

Geographic Sales
North America	$1,102.0	$—	$3.6	$8.1	$1,113.7	$1,121.9	-0.7%
Europe	270.4	—	4.2	0.7	275.3	273.8	0.6%
Emerging Markets	207.1	(26.6)	(2.8)	—	177.7	181.3	-2.0%
Total Anixter International	$1,579.5	$(26.6)	$5.0	$8.8	$1,566.7	$1,577.0	-0.6%

Year to Date 2013 Sales Growth Trends (Unaudited)
		Adjustments for:
	Year to Date 2013 (as reported)	Acquisition Impact	Foreign Exchange Impact	Copper Impact	Year to Date 2013 (as adjusted)	Year to Date 2012	Organic Growth
	(in millions)
Enterprise Cabling and Security Solutions
North America	$1,168.7	$—	$2.0	$—	$1,170.7	$1,160.9	0.8%
Europe	151.5	—	0.6	—	152.1	172.5	-11.8%
Emerging Markets	238.7	—	(1.2)	—	237.5	265.9	-10.6%
Enterprise Cabling and Security Solutions	$1,558.9	$—	$1.4	$—	$1,560.3	$1,599.3	-2.4%

Electrical and Electronic Wire and Cable
North America	$777.0	$—	$3.1	$13.5	$793.6	$797.4	-0.5%
Europe	152.9	—	2.8	0.8	156.5	149.1	5.1%
Emerging Markets	118.5	(60.7)	(0.3)	—	57.5	54.2	5.8%
Electrical and Electronic Wire and Cable	$1,048.4	$(60.7)	$5.6	$14.3	$1,007.6	$1,000.7	0.7%

OEM Supply
North America	$201.4	$—	$—	$—	$201.4	$225.4	-10.6%
Europe	228.1	—	2.8	—	230.9	239.8	-3.7%
Emerging Markets	33.6	—	(1.6)	—	32.0	34.5	-7.2%
OEM Supply	$463.1	$—	$1.2	$—	$464.3	$499.7	-7.1%

Total Anixter International	$3,070.4	$(60.7)	$8.2	$14.3	$3,032.2	$3,099.7	-2.2%

Geographic Sales
North America	$2,147.1	$—	$5.1	$13.5	$2,165.7	$2,183.7	-0.8%
Europe	532.5	—	6.2	0.8	539.5	561.4	-3.9%
Emerging Markets	390.8	(60.7)	(3.1)	—	327.0	354.6	-7.8%
Total Anixter International	$3,070.4	$(60.7)	$8.2	$14.3	$3,032.2	$3,099.7	-2.2%

Items Impacting Comparability of Results
	Second Quarter		Year to Date
	2013	2012	2013	2012
	(in millions)

Items impacting pre-tax income, net of tax (a)	$—	$—	$—	$1.1
Items impacting income taxes (b)	$—	$—	$—	$(9.7)
Net income impact of these items	$—	$—	$—	$(8.6)

Dilutive EPS impact of these items	$—	$—	$—	$(0.25)

Reconciliation to most directly comparable GAAP financial measure:

Net income from continuing operations - Non-GAAP	$45.9	$44.0	$88.5	$91.0
Net income impact of items above	—	—	—	8.6
Net income from continuing operations - GAAP	$45.9	$44.0	$88.5	$99.6

Dilutive EPS - Non-GAAP	$1.39	$1.28	$2.66	$2.65
Dilutive EPS impact of items above	—	—	—	0.25
Dilutive EPS - GAAP	$1.39	$1.28	$2.66	$2.90

(a) Interest and penalties of $1.7 million associated with prior year tax liabilities reflected in Other, net
(b) Tax benefit related to the reversal of deferred income tax valuation allowances